SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 28, 2006

South Dakota Soybean Processors, LLC

(Exact name of Registrant as specified in its charter)

South Dakota	000-50253	46-042968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Caspian Ave. PO Box 500
Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 647-9240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On April 28, 2006, the registrant entered into an agreement with Transocean Group Holdings PTY Ltd. (“Transocean”) of Sydney, Australia. Transocean is an investment and corporate advisory firm that provides investment banking and corporate finance services to emerging companies across a diverse range of industries. The purpose of the agreement is to set forth the initial and general terms of a joint project between the registrant and Transocean to develop and operate a 40 million gallon biodiesel refinery to be located adjacent to the registrant’s existing plant site. Under the agreement, a new entity called High Plains Biofuels, Inc., a Delaware corporation, is formed for the purpose of owning the refinery, with both the registrant and Transocean owning a 50% equity interest in the corporation. The registrant will provide the construction, administrative and operational management services for High Plains Biofuels, and will supply soybean oil from its soybean processing facilities for the production of biodiesel. Transocean will provide the initial capital funding for the project as well as act as lead manager and coordinator for all future debt and equity funding. Both the registrant and Transocean will receive arm’s length compensation for any services or goods provided to High Plains Biofuels. The biodiesel refinery is expected to be completed in the early part of 2008. The agreement will be filed as an exhibit in the registrant’s next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: May 3, 2006	By:	/s/ Rodney Christianson
Rodney Christianson, Chief Executive Officer